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                                                                 Exhibit 99.29
KeraVision Appoints President & COO and VP-Sales

Fremont, CA (August 26, 1999) -- KeraVision, Inc. (Nasdaq: KERA), developer of Intacs (trademark) -- the first FDA-approved non-laser option for surgically correcting myopia -- has appointed John Galantic of SmithKline Beecham S.A. to the new position of KeraVision president and chief operating officer.

Galantic, 37, who most recently served as SmithKline Beecham's Belgium country manager, is credited with the successful European launch of that company's smoking cessation brand, Niquitin, and for revitalizing the over-the-counter franchise in Belgium with 17 percent annual growth -- the most of any consumer healthcare company in that market.

In addition, Steven M. Henderson, 40, sales director for Bausch &
Lomb's $50 million-a-year U.S. refractive surgery business and director of training for more than 1,000 LASIK surgeons, has been named to the new post of KeraVision vice president-sales.

KeraVision Chairman and Chief Executive Officer Thomas M. Loarie said, "With these two key appointments, KeraVision has added to our skills in consumer marketing and in professional development -- the two critical sides to growing KeraVision's business."

Galantic joined SmithKline Beecham in 1994 as European director of category management in the Consumer Healthcare Division where he was responsible for such brands as Contac, Nicorette, Sucrets and Beecham's. He rose to Belgium country manager in 1996 where he was credited with turning around a flat business. Previously, Galantic was European brand manager for Proctor & Gamble with marketing responsibilities for $250 million in Vicks over-the-counter sales.

He holds a master's in business administration from Harvard Business School and bachelor's degree from Tufts University.

Henderson joined Bausch & Lomb as U.S. field sales director in 1998 following that company's acquisition of Chiron Vision where he served as national sales director, western region sales director and territory manager starting in 1992. Previously, he was district sales manager for Allergan Pharmaceuticals.

Henderson received a bachelor of science degree from Georgia Institute of Technology.

KeraVision is developing a new category of non-laser vision correction products for the treatment of common vision disorders, including myopia (nearsightedness), hyperopia (farsightedness) and astigmatism, to offer an alternative to eyeglasses, contact lenses and other vision correction surgical procedures. KeraVision's first product, Intacs corneal ring segments, has been approved by the FDA for correcting mild myopia.

Except for the historical information, the matters discussed in this news release are forward-looking statements. Actual results may differ materially due to a variety of factors, including market acceptance of KeraVision Intacs, complications relating to the product or the surgical procedure, competitive products and technologies, and other risk factors described under the heading "Risk Factors Affecting the Company, Its Business and Its Stock Price" set forth in Form 10-Q for the quarter ended June 30, 1999, and Form 10-K for the year ended December 31, 1998, as well as in other SEC filings.

Note to Editors: Intacs are a registered trademark or trademark of KeraVision, Inc. in the U.S. and foreign countries

Contact:

KeraVision, Inc., Fremont
Mark Fischer-Colbrie, 510/353-3000 (Investors)
Mick Taylor, 510/353-3075 (Media)
www.keravision.com
Fax on Demand, 800/448-8559